                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549



                                  FORM 8-K/A



                                AMENDMENT NO. 1



               Amendment to application on Report filed pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934



                      Date of Report:  November 15, 1996


                           The Fortress Group, Inc.
              (Exact Name of Registrant as Specified in Charter)



          Delaware                   0-28024                     54-1774997
----------------------------       ------------              -------------------
(State or Other Jurisdiction       (Commission                  (IRS Employer
     of Incorporation)             File Number)              Identification No.)


1921 Gallows Road, Suite 730, Vienna, Virginia                      22182
----------------------------------------------                      -----
   (Address of Principal Executive Offices)                      (Zip Code)



       Registrant's telephone number, including area code (703) 442-4545
                                                          --------------

The undersigned registrant, in order to provide the financial statements required to be included in the Current Report on Form 8-K dated September 16, 1996 in connection with the acquisition of certain assets and assumption of certain liabilities of Landmark Homes, Inc., hereby amends the following item, or other portions of such Current Report on Form 8-K set forth in the pages attached hereto.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

The financial statements and information in the following table of contents and attached hereto are hereby filed with the Commission in accordance with the above-referenced item.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)  Financial Statements of Business Acquired.

     The following financial statements of the acquired business, Landmark Homes, Inc., are submitted herewith on the indicated pages.

                                                                            Page
                                                                            ----

     Report of Independent Accountants                                         5

     Balance Sheets as of December 31, 1995 and
     and June 30, 1995 and 1996 (Unaudited)                                    6

     Statements of Operations for the Year Ended
     December 31, 1995 and the Six Months Ended
     June 30, 1995 and 1996 (Unaudited)                                        7

     Statement of Shareholders' Equity as of June 30, 1996 (Unaudited)         8

     Statements of Cash Flows for the Years Ended
     December 31, 1995 and the Six Months Ended June 30,
     1996 (Unaudited)                                                          9

     Notes to Financial Statements                                            10

(b)  Pro Forma Financial Data

     The following unaudited pro forma condensed combined financial information of The Fortress Group, Inc. and Landmark Homes, Inc. are submitted herewith on the indicated pages.

     Pro Forma Financial Data                                                 18

     Pro Forma Balance Sheet at June 30, 1996 (Unaudited)                     19

     Pro Forma Statement of Operations for the Six Months Ended
     June 30, 1996 (Unaudited)                                                20

     Pro Forma Statement of Operations for the Year Ended
     December 31, 1995 (Unaudited)                                            21

     Notes to Pro Forma Financial Data (Unaudited)                            22

     Signatures                                                               25

                  ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

                (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of Landmark Homes, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Landmark Homes, Inc. (the "Company") at December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


Price Waterhouse LLP
Minneapolis, Minnesota



October 11, 1996

                             LANDMARK HOMES, INC.
                             --------------------
                                 BALANCE SHEET
                                 -------------
                   (in thousands, except per share amounts)

                                                         December 31,        June 30,
                                                             1995         1995       1996
                                                         ------------  ----------   -------
                                                                            (unaudited)
       ASSETS

Cash and cash equivalents                                      $   25      $  113   $   106
Accounts receivable                                               293         247       446
Accounts receivable - related parties                             787         747       701
Real estate inventories                                         7,173       4,205     9,704
Property and equipment, net                                       204         182       182
Prepaid expenses and other assets                                  16          10         -
                                                               ------      ------   -------
    Total assets                                               $8,498      $5,504   $11,139
                                                               ======      ======   =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable and accrued construction liabilities          $1,361      $  488   $ 1,367
Customer deposits                                                 144          90       136
Notes payable                                                   5,182       3,269     7,217
                                                               ------      ------   -------
    Total liabilities                                           6,687       3,847     8,720
                                                               ------      ------   -------

Shareholders' equity:
 Common stock, $1 par value; 100,000 shares
  authorized, 1,000 shares issued and outstanding                   1           1         1
 Additional paid-in capital                                       275         275       275
 Retained earnings                                              1,535       1,381     2,143
                                                               ------      ------   -------
   Total shareholders' equity                                   1,811       1,657     2,419
                                                               ------      ------   -------
     Total liabilities and shareholders' equity                $8,498      $5,504   $11,139
                                                               ======      ======   =======

  The accompanying notes are an integral part of these financial statements.

                             LANDMARK HOMES, INC.
                             --------------------
                            STATEMENT OF OPERATIONS
                            -----------------------
                                (in thousands)

                                        For the Year Ended       For the Six Months
                                           December 31,             Ended June 30,
                                               1995              1995            1996
                                        -------------------      ----            ----
                                                                     (unaudited)
Revenue:
 Residential sales                            $19,640            $10,043      $12,624

Cost of sales                                  16,950              8,624       10,718
                                              -------            -------      -------

Gross profit                                    2,690              1,419        1,906

Operating expenses:
 General and administrative expenses            1,821                736          816
 Selling expenses                                 122                 79           57
                                              -------            -------      -------

 Net operating income                             747                604        1,033

Other (income) expense:
 Interest, net                                    (10)              -              26
 Other                                            (43)              -             (19)
                                              -------            -------      -------

Net income                                    $   800            $   604      $ 1,026
                                              =======            =======      =======

Unaudited pro forma net income                $   496                         $   637
                                              =======                         =======

  The accompanying notes are an integral part of these financial statements.

                             LANDMARK HOMES, INC.
                             --------------------
                       STATEMENT OF SHAREHOLDERS' EQUITY
                       ---------------------------------
                                (in thousands)

                                       Additional                Total
                               Common   Paid-in    Retained   Shareholders'
                                Stock   Capital    Earnings      Equity
                               ------  ----------  --------   -------------
Balance at January 1, 1995         $1      $275    $ 1,820         $ 2,096
Net Income                                             800             800
Distributions to shareholders                       (1,085)         (1,085)
                                   --      ----    -------         -------
Balance at                          1       275      1,535           1,811
December 31, 1995
Net income (unaudited)                               1,535           1,026
Distributions to shareholders                         (418)           (418)
 (unaudited)                       --      ----    -------         -------
Balance at June 30, 1996           $1      $275    $ 2,143         $ 2,419
 (unaudited)                       ==      ====    =======         =======

  The accompanying notes are an integral part of these financial statements.

                             LANDMARK HOMES, INC.
                             --------------------
                            STATEMENT OF CASH FLOWS
                            -----------------------
                                 (in thousands)

                                                        For the Year Ended     For the Six Months
                                                           December 31,          ended June 30,
                                                               1995            1995         1996
                                                        ------------------    -------    ----------
                                                                                 (unaudited)
Cash flows from operating activities
 Net income                                                   $   800        $   604      $ 1,026
 Adjustments to reconcile net income to
   net cash used for operating activities:
     Depreciation                                                  68             27           21
     Changes in operating assets and liabilities:
       Accounts receivable                                       (651)          (564)         (65)
       Real estate inventories                                 (2,886)        (1,203)      (2,531)
       Prepaid expenses and other assets                            2             (4)          17
       Accounts payable and accrued construction
        liabilities                                               491           (372)           6
       Customer deposits                                       (1,027)            43           (8)
                                                              -------        -------      -------
Net cash used by operating activities                          (3,203)        (1,469)      (1,534)
                                                              -------        -------      -------
Cash flows from investing activities
 Purchase of property and equipment                              (108)           (45)          (2)
                                                              -------        -------      -------
         Net cash used by investing activities                   (108)           (45)          (2)
                                                              -------        -------      -------
Cash flows from financing activities
 Proceeds from notes payable                                   13,133          5,277        8,734
 Principal payments on notes payable                           (8,868)        (2,925)      (6,699)
 Distributions to shareholders                                 (1,085)          (881)        (418)
                                                              -------        -------      -------
         Net cash provided by financing activities              3,180          1,471        1,617
                                                              -------        -------      -------
Net increase (decrease) in cash and cash equivalents             (131)           (43)          81
Cash and cash equivalents, beginning of period                    156            156           25
                                                              -------        -------      -------
Cash and cash equivalents, end of period                      $    25        $   113      $   106
                                                              =======        =======      =======
Supplemental disclosures of cash flows information
 Cash payments for interest                                   $   268        $   140      $   277
                                                              =======        =======      =======


  The accompanying notes are an integral part of these financial statements.

                              LANDMARK HOMES, INC.
                              --------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------


NOTE 1 - BUSINESS ORGANIZATION

     Landmark Homes, Inc. (Landmark, the Company) was organized on January 1, 1989 as an S-Corporation and is engaged primarily in the construction and sale of single and multi-family residential property in North Carolina and South Carolina. The Company designs, builds and sells single and multi-family houses on finished lots, which it purchases ready for home construction. The Company has also purchased undeveloped land in South Carolina to develop finished lots for sale and future construction of single family.

     The Company's business, and the housing industry in general, are cyclical. The Company's operations are concentrated in North Carolina and South Carolina and are affected by local and regional factors such as local economies, demographic demand for housing, population growth, property taxes and energy costs. National factors such as short and long-term interest rates, federal mortgage financing programs, federal income tax policies and general economic trends also can impact the Company's operations. In addition, the Company is subject to various risks including availability and cost of land, conditions of supply and demand in local markets, weather conditions, delays in construction schedules and the entitlement process.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

     The accompanying balance sheet at June 30, 1996 and the statements of operations and cash flows for the six months ended June 30, 1996 and 1995 and the statement of shareholders' equity for the six months ended June 30, 1996, are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting primarily of normal recurring accruals, necessary for a fair presentation of the financial condition of the Company as of June 30, 1996 and the results of operations and cash flows for the six month period ended June 30, 1996 and 1995.

Revenue recognition

     Revenue from the sale of homes is recognized when all conditions precedent to closing have been filled and title has passed to the buyer. The Company considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established. If accounts become uncollectible, the balances are charged to operations when that determination is made. The Company's standard sales contract generally requires the customer to make a deposit which is recognized as a liability until the home sale closes.

Cash and cash equivalents

     The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Real estate inventories and cost of sales

     Real estate inventories are carried at cost which is less than fair value as measured in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Fair value is measured based on the application of discounting expected future cash flows of each of the Company's real estate projects. Costs incurred which are included in inventory consist of land, land development, direct and certain indirect construction costs, interest, real estate taxes, and direct model construction costs and related improvements. Costs incurred for common area model improvements are amortized on a per unit basis as home sales in the related development are closed.

     At the time of revenue recognition, cost of sales is charged with the actual construction costs incurred and any estimate to complete using the specific identification method.

Property and equipment

     Property and equipment is carried at cost less accumulated depreciation and is depreciated using either accelerated or straight-line methods over the estimated useful lives of the respective assets which range from five to seven years. Significant additions and improvements are capitalized while expenditure for repairs and maintenance are charged to operations as incurred.

Income taxes

     The Company, with the consent of its shareholders, has elected, under the Internal Revenue Code and the laws of the State of North Carolina, to be an S corporation. In lieu of corporation income taxes, the shareholders of an S-Corporation are taxed on their proportionate share of the Company's taxable income. Therefore, no provision for federal or state income taxes has been included in these financial statements.

Estimates by management

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 - REAL ESTATE INVENTORIES

     Real estate inventories are summarized as follows (in thousands):

                                    December 31,        June 30,
                                       1995         1995       1996
                                   ------------     ----       ----
                                                      (unaudited)
Work-in-progress:
 Sold homes                           $3,028        1,984     $4,337
 Speculative homes                     3,174        1,323      4,054

Land:
 Finished lots                            97          423         97
 Land under development                  469          353        604

Model homes                              405          122        612
                                      ------       ------     ------
                                      $7,173       $4,205     $9,704
                                      ======       ======     ======


     Speculative homes and model homes include completed homes and homes under construction. Speculative construction represents homes built without an advance sales contract in order to accelerate closing.

NOTE 4 - PROPERTY AND EQUIPMENT

     Property and equipment is summarized as follows (in thousands):

                                    December 31,        June 30,
                                        1995         1995    1996
                                    ------------    ------  -------
                                                      (unaudited)
Model home upgrades and furnishings    $  10        $  44      $  86
Equipment and furniture                  389          293        315
                                       -----        -----      -----
                                         399          337        401
Less: accumulated depreciation          (195)        (155)      (219)
                                       -----        -----      -----
                                       $ 204        $ 182      $ 182
                                       =====        =====      =====

NOTE 5 - NOTES PAYABLE

Notes payable are summarized as follows (in thousands):

                                         December 31,      June 30,
                                             1995        1995     1996
                                         ------------  --------  ------
                                                         (unaudited)
  Project specific construction loans       $4,790     $2,904    $6,839
  Shareholders' notes payable                  285        280       293
  Equipment loans                              107         85        85
                                            ------     ------    ------
                                            $5,182     $3,269    $7,217
                                            ======     ======    ======

     Project specific construction loans are collateralized by homes under construction, are payable in monthly interest only installments and are due upon demand. These loans bear interest at the prime rate plus 0.25% to 0.50%, which ranged from 9.00% to 9.25% at December 31, 1995.

     Shareholders' notes payable are loans from the principals of the Company and are payable upon demand. These loans bear interest at 18%.

     Equipment loans are collateralized by the equipment, are payable in monthly interest only installments and are due upon demand. These loans bear interest at the prime rate plus .25% which was 9.00% at December 31, 1995.

     At December 31, 1995, the Company has approximately $5,100,000 in unused lines of credit available.

     The Company's management believes that recorded cost approximates fair value for notes payable at December 31, 1995.

     Maturities of notes payable are as follows (in thousands):

                                 Year ended December 31,
                                 -----------------------
                                  1996            $5,108
                                  1997               ---
                                  1998                74
                                                  ------
                                                  $5,182
                                                  ======

NOTE 6 - RELATED PARTY TRANSACTIONS

     Accounts receivable - related parties are summarized as follows (in thousands):

                                                  December 31,      June 30,
                                                     1995         1995      1996
                                                    -----         ----      ----
                                                                    (unaudited)
Note receivable - Landmark Real Estate              $ 416         $ 380     $ 478
Account receivable - Landmark Organization, Inc.      285           338       192
Shareholder receivable                                 86            29        31
                                                    -----         -----     -----
                                                    $ 787         $ 747     $ 701
                                                    =====         =====     =====


     Note receivable - Landmark Real Estate is receivable from a corporation owned by the principal shareholders of the Company. The unsecured note receivable bears interest at 8% annually and payment is due upon demand. Management of the Company has represented that this note is collectible and that the Company will receive payment as provided for in the note.

     Account receivable - Landmark Organization, Inc. is due from a corporation owned principally by the shareholders of the Company. Management has represented that this receivable is collectible.

     Shareholder receivable is an amount due from corporations owned principally by the shareholders of the Company and from shareholders of the Company, arising from transactions occurring in the normal course of business.

     Other miscellaneous related party transactions (in thousands) during the year ended December 31, 1995 include the following:

          Rental expense of $53 in 1995 was paid to a corporation owned principally by the shareholders of the Company for office space and rental of pagers.

          Management fee income and expense of $38 and $13, respectively, in 1995 was derived from transactions with various corporations owned principally by the shareholders of the Company.

          Salaries expense was reduced by $198 in 1995 for reimbursements for services rendered by employees of the Company to various corporations owned principally by the shareholders of the Company.

          Accounts payable and accrued construction liabilities at December 31, 1995 include $48 due to a partnership comprised of shareholders of the Company and a corporation owned principally by the shareholders of the Company.

          Real estate purchases of $3,733 were made in 1995 from corporations owned principally by the shareholders of the Company.

     Commissions of $596 were paid on sales of real estate in 1995 to a corporation owned principally by the shareholders of the Company.

     Development costs of $580 were paid in 1995 to a corporation owned principally by the shareholders of the Company.

     Interest income in the amount of $56 was collected on intercompany receivables in 1995 from corporations owned principally by the shareholders of the Company.

     Inventory at December 31, 1995 includes $60 for homes being built for an officer of the Company and an employee of a corporation owned principally by the shareholders of the Company.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

     The Company is involved in certain legal disputes arising in the normal course of business, generally relating to claims by customers for repairs on purchased homes. In the opinion of management, resolution of these claims will not have a material impact on the Company's financial position or results of operations.

NOTE 8 - SUBSEQUENT EVENTS

     On August 31, 1996, the Company and its Shareholders (the Sellers) entered into an Asset Purchase Agreement (the Agreement) with The Fortress Group, Inc. (the Purchaser), whereby the Seller agreed to sell to the Purchaser substantially all of the assets of the Company in exchange for approximately $5,000,000 in cash and the assumption of approximately $8,200,000 in liabilities, as set forth in the Agreement.

     In connection with this Agreement, the Company entered into a Shared Services Agreement through December 31, 1997 with an affiliated corporation owned principally by the shareholders of the Company, Landmark Organization, Inc. (LOI). Beginning in September 1996, the Company will pay a monthly fee in consideration of certain services, use of equipment and office space provided by LOI to the Company.

NOTE 9 - UNAUDITED PRO FORMA NET INCOME

     The following unaudited pro forma income tax information (in thousands) is presented in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company had been a subchapter C corporation subject to federal income taxes for the year ended December 31, 1995 and the six months ended June 30, 1996.

                                               For the     For the Six
                                              Year Ended   Months Ended
                                             December 31,    June 30,
                                                 1995          1995
                                             ------------  ------------
Earnings before pro forma adjustment, per
  statement of operations                            $800        $1,026
Provision for income taxes                            304           389
                                                     ----        ------
Pro forma net income                                 $496        $  637
                                                     ====        ======

                   ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

                         (b)  PRO FORMA FINANCIAL DATA

                             THE FORTRESS GROUP, INC.
                             ------------------------
                            PRO FORMA FINANCIAL DATA
                            ------------------------
                                  (unaudited)
                                  -----------

The Fortress Group, Inc. ("Fortress" or the "Company") was formed in June 1995 to create a national homebuilding company through the May 1996 initial public offering ("offering") and the simultaneous merger of four separate homebuilding companies ("Combined Predecessor Companies"). The unaudited pro forma financial data reflect the sale effective July 1, 1996 of the Genesee Custom Homes Division ("Genesee Custom"), the offering of The Fortress Group, Inc., the merger of the Combined Predecessor Companies and the purchase on August 31, 1996 of Landmark Homes, Inc. ("Landmark").

The unaudited pro forma balance sheet gives effect to the purchase of Landmark Homes, Inc. as if the purchase had occurred on June 30, 1996. The pro forma adjustments reflect the cash payment for the purchase, the increase of inventory to fair value at purchase date, and the recording of goodwill.

The unaudited pro forma statements of operations present pro forma results from operations for the year ended December 31, 1995 and the six months ended June 30, 1996 as if the merger, the offering, the sale of Genesee Custom and the purchase of Landmark had occurred on January 1, 1995. The pro forma adjustments reflect the application of the net proceeds from the offering to refinance debt outstanding during the period, certain administrative costs of the Fortress corporate organization, the sale of Genesee Custom, amortization of goodwill and the increased provision for income taxes as if the Combined Predecessor Companies and Landmark Homes, Inc. were C corporations.

The pro forma financial data of The Fortress Group, Inc. are unaudited and are based upon historical information, preliminary estimates and certain assumptions management deems appropriate. The unaudited pro forma financial data presented herein are not necessarily indicative of the results Fortress would have attained had such events occurred at the beginning of the period, nor are they indicative of the future results of Fortress. The unaudited pro forma financial data and notes thereto should be read in conjunction with the Company's Prospectus dated May 16, 1996 and the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1996.

                           THE FORTRESS GROUP, INC.
                           ------------------------
                            PRO FORMA BALANCE SHEET
                            -----------------------
                                 JUNE 30, 1996
                                 -------------
              (unaudited, in thousands, except per share amounts)

                                                              The Fortress     Landmark                     The Fortress
                                                               Group, Inc.    Homes, Inc.     Pro Forma      Group, Inc.
                                                               Historical     Historical     Adjustments     Pro Forma
                                                              ------------    -----------    -----------    ------------
          ASSETS
Cash and cash equivalents                                       $ 30,686        $   106      $   253 (a)      $ 24,265
                                                                                              (5,000)(b)
                                                                                                 (26)(f)
                                                                                              (1,754)(g)
Related party and other receivables                                4,347          1,147        4,074 (a)         9,022
                                                                                                (546)(f)
Real estate inventories                                          133,489          9,704       (4,667)(a)       138,839
                                                                                                 461 (d)
                                                                                                (148)(f)
Property and equipment, net                                        1,829            182          (12)(f)         1,999
Prepaid expenses and other assets                                  9,296                         (22)(a)         9,273
                                                                                                  (1)(f)
Goodwill                                                                                       4,127 (e)         4,127
                                                                --------        -------      -----------      --------
        Total assets                                            $179,647        $11,139      $(3,261)         $187,525
                                                                ========        =======      ===========      ========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued construction liabilities           $  9,830        $ 1,367      $  (184)(a)      $ 10,533
                                                                                                (480)(f)
                                                                                               1,754 (g)
                                                                                              (1,754)(g)
Notes and mortgage payable                                       131,446          7,217         (252)(a)       138,411

Due to related parties                                               184                                           184
Accrued expenses                                                   4,366                                         4,366
Customer deposits                                                  5,808            136         (184)(a)         5,760
Deferred income taxes                                              1,076                                         1,076
                                                                --------        -------      -----------      --------
        Total liabilities                                        152,710          8,720       (1,100)          160,330
                                                                --------        -------      -----------      --------
Minority interests                                                   196                                           196
                                                                --------        -------      -----------      --------
Shareholders equity:
    Preferred stock, $.01 par value, 2 million shares
      authorized, 20,000 shares issued and outstanding
    Common stock, $.01 par value, 25 million shares
      authorized, 11,764,375 shares issued and outstanding           118                                           118
    Common stock, $1 par value, 100,000 shares authorized,
      1,000 shares issued and outstanding                                             1           (1)(c)
    Additional paid in capital                                    24,842            275          258 (a)        25,100
                                                                                                (275)(c)
    Retained earnings                                              1,781          2,143         (389)(c)         1,781
                                                                                              (1,754)(g)
                                                                --------        -------      -----------      --------
        Total shareholders' equity                                26,741          2,419       (2,161)           26,999
                                                                --------        -------      -----------      --------
        Total liabilities and shareholders' equity              $179,647        $11,139      $(3,261)         $187,525
                                                                ========        =======      ===========      ========


                    See notes to pro forma financial data.

                           THE FORTRESS GROUP, INC.
                       ---------------------------------
                       PRO FORMA STATEMENT OF OPERATIONS
                       ---------------------------------
                    FOR THE SIX MONTHS ENDED JUNE 30, 1996
                   ----------------------------------------
              (unaudited, in thousands, except per share amounts)





                                Combined        The                             Pro Forma Adjustments
                               Predecessor    Fortress
                                Companies    Group, Inc.
                                January 1,     May 21,
                                  1996 -        1996 -
                                 May 20,      June 30,      Landmark                    Genesee                   The Fortress
                                  1996         1996        Homes, Inc.    Merger/       Custom       Landmark      Group, Inc.
                               Historical    Historical    Historical     Offering    Disposition   Acquisition    Pro Forma
                               -----------   -----------   -----------   ----------   -----------   -----------   ------------
Revenue:
    Residential sales            $65,482       $40,398       $12,624                  $(4,964)(n)                 $  113,540
    Lot sales                      1,036         1,428                                                                 2,464
    Other revenue                     80            83                                                                   163
                                 -------       -------       -------     -------      -------         -----       ----------
        Total revenue             66,598        41,909        12,624                   (4,964)                       116,167

Cost of sales                     56,688        35,455        10,718     $(1,234)(j)   (4,928)(n)                     96,699
                                 -------       -------       -------     -------      -------         -----       ----------
Gross profit                       9,910         6,454         1,906       1,234          (36)                        19,468

Operating expenses:
    Selling expenses               4,700         1,852           816                     (163)(n)                      7,205
    General and
      administrative
      expenses                     3,997         1,726            57         644 (h)     (121)(n)     $  79 (l)        6,382
                                 -------       -------       -------     -------      -------         -----       ----------
        Net operating income       1,213         2,876         1,033         590          248           (79)           5,881

Other (income) expense:
    Interest, net                     63            36            26         (71)(j)                                      54
    Minority interest                 89            15                       (98)(k)                                       6
    Other, net                      (339)          (32)          (19)                                                   (390)
                                 -------       -------       -------     -------      -------         -----       ----------
Income before provision for
  income taxes                     1,400         2,857         1,026         759          248           (79)           6,211
Provision for income taxes                       1,076                       830 (i)       94 (i)       360 (i)        2,360
                                 -------       -------       -------     -------      -------         -----       ----------
Net income                       $ 1,400       $ 1,781       $ 1,026     $   (71)     $   154         $(439)      $    3,851
                                 =======       =======       =======     =======      =======         =====       ==========
Net income per share                                                                                              $      .38(m)
                                                                                                                  ==========
Weighted average shares                                                                                            9,881,857
                                                                                                                  ==========


                    See notes to pro forma financial data.

                             THE FORTRESS GROUP, INC.
                             ------------------------
                       PRO FORMA STATEMENT OF OPERATIONS
                       ---------------------------------
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                      ------------------------------------
                    (in thousands, except per share amounts)

                                                                       Pro Forma Adjustments
                                                                             (Unaudited)

                                Combined
                              Predecessor      Landmark                         Genesee                      The Fortress Group,
                               Companies      Homes, Inc.     Merger/           Custom          Landmark           Inc.
                               Historical     Historical     Offering         Disposition     Acquisition       Pro Forma
                             ------------     ----------     --------         -----------     -----------    -------------------
                                                                                                                 (unaudited)
Revenue
  Residential sales            $190,312        $19,640                         $ (4,671)(n)                      $ 205,281
  Lot sales                       8,098                                                                              8,098
  Other revenue                     619                                                                                619
                               --------        -------      ---------          --------           -----          ---------
     Total revenue              199,029         19,640                           (4,671)                           213,996
Cost of sales                   167,434         16,950      $  (3,345)(j)        (4,887)(n)                        176,197
                                                                   45 (k)
                               --------        -------      ---------          --------           -----          ---------
Gross profit                     31,595          2,690          3,300               216                             37,801
Operating expenses:
  Selling expenses               13,152            122                             (145)(n)                         13,129
  General and
   administrative
   expenses                      11,693          1,821           (198)(h)          (214)(n)       $ 158(l)          13,260
                               --------        -------      ---------          --------           -----          ---------
     Net operating
      income                      6,750            747          3,498               575             158             11,412
Other (income) expense:
Interest                            120            (10)          (120)(j)                                              (10)
Minority interest                   745                          (609)(k)                                              136
Other, net                         (191)           (43)                              (5)(n)                           (229)
                               --------        -------      ---------          --------           -----          ---------
Income before provision
 for income taxes                 6,076            800          4,227               570            (158)            11,515
Provision for income taxes           21                         3,894 (i)           217(i)          244 (i)          4,376
                               --------        -------      ---------          --------           -----          ---------
Net income                     $  6,055        $   800      $     333          $    353           $(402)         $   7,139
                               ========        =======      =========          ========           =====          =========
Net income per share                                                                                             $     .75(m)
                                                                                                                 =========
Weighted average shares
 outstanding                                                                                                     9,413,181
                                                                                                                 =========



                    See notes to pro forma financial data.

                           THE FORTRESS GROUP, INC.
                           ------------------------
                     NOTES TO THE PRO FORMA FINANCIAL DATA
                     -------------------------------------
                           (unaudited, in thousands)
                           -------------------------


NOTE 1 - Pro Forma Balance Sheet Adjustments

The pro forma balance sheet adjustments have been prepared to reflect the disposition of the Genesee Custom Homes Division and acquisition by The Fortress Group, Inc. ("Fortress" or the "Company") of Landmark Homes, Inc. ("Landmark") for an aggregate purchase price of approximately $5,000,000 and the assumption of certain liabilities totaling approximately $8,200,000 as follows:

(a) Elimination of the assets and liabilities of the Genesee Custom Homes Division,

(b)  Cash payment of the Landmark purchase price,

(c)  Elimination of the common shareholders' equity accounts of Landmark,

(d) Increase in inventory of Landmark to estimated fair value at the purchase date,

(e) Excess of purchase price over the fair value of net assets acquired (goodwill),

(f) Elimination of certain assets and liabilities of Landmark not purchased by Fortress, and

(g) (i) Dividend payable declared by Landmark at August 31, 1996 and (ii) subsequent payment by Fortress.


NOTE 2 - Pro Forma Statement of Operations Adjustments

The pro forma statement of operations adjustments have been prepared to reflect the offering, the merger of the Combined Predecessor Companies, the sale of the Genesee Custom Homes Division and the acquisition by Fortress of Landmark as follows:

(h) Net effect of two pro forma adjustments for: (i) the reduction in 1995 compensation expense for two employees of one Combined Predecessor Company to reflect the assumption that their 1996 compensation agreements had been in effect since January 1, 1995. Under the new agreements, compensation expense would have been reduced by $1,857 and $0 for the year ending December 31, 1995 and the six months ended June 30, 1996, respectively, and
     (ii) the increase in general and administrative expenses associated with Fortress corporate operations of $1,659 for the year ending December 31, 1995 and $644 for the six months ended June 30, 1996.

(i) These adjustments reflect the increase in the provision for income taxes on the combined pro forma results at the effective statutory tax rates applicable for each of the Founding Builders as if they had been C corporations for the period.

(j) These adjustments reflect the reduction in interest expense resulting from refinancing, of the Company's average debt outstanding of approximately $88 million for the year ended December 31, 1995. The remaining portion of the Senior Notes of approximately $12 million is not assumed to be outstanding for the relevant period as the Company had not incurred this level of indebtedness. Accordingly, these pro forma adjustments do not intend to give effect to the interest expense on that portion of the Senior Notes which exceed the amount that would have been used to refinance existing indebtedness.

     The interest expense adjustments were computed by comparing the actual interest and related fees incurred by the Company with the amount of interest costs related to the amount refinanced by the Senior Notes. In prior years, the individual Combined Predecessor Companies incurred higher costs of capital in the form of stated interest relates and fees. The effective borrowing rate on the Senior Notes is 14.25% which reflects the assumed stated interest rate of 13.75% plus amortization of debt issue costs. In addition, this adjustment considers the effect that a portion of the interest capitalized prior to January 1, 1995, which was incurred at the Company's higher borrowing rates, would have still been in inventory as of December 31, 1995 and June 30, 1996. This results from the fact that certain inventory, primarily land under development and finished lots, was acquired prior to January 1, 1995 and remained in inventory at December 31, 1995 and June 30, 1996. Interest capitalized on this inventory prior to and during 1995 and in the six months ended June 30, 1996 remains in the ending balance of capitalized interest presented below, since this inventory has not been sold during the periods presented. An analysis of the interest expense related adjustments are summarized as follows:

                                CAPITALIZED INTEREST
                                   (IN THOUSANDS)
                                     YEAR ENDED           SIX MONTHS ENDED
                                  DECEMBER 31, 1995        JUNE 30, 1996
                                -----------------------  ------------------
                                  ACTUAL      PRO FORMA  ACTUAL   PRO FORMA
                                ---------     ---------  -------  ---------
Beginning balance............     $ 3,816       $ 3,816  $ 7,272    $ 7,190
Interest incurred............      16,081        12,534    7,788      7,400
                                  -------       -------  -------    -------
                                   19,897        16,350   15,060     14,590
Ending balance...............       7,272         7,190    9,645     10,479
                                  -------       -------  -------    -------
Expensed.....................     $12,625       $ 9,160  $ 5,415    $ 4,111
                                  =======       =======  =======    =======

   Pro Forma Adjustment......          $ 3,465                $ 1,305
                                       =======                =======
The adjustment has
  been applied as follows:
      Cost of sales..........          $ 3,345                $ 1,234
      Interest expense.......              120                     71
                                       -------                -------
                                       $ 3,465                $ 1,305
                                       =======                =======

(k) An adjustment to reduce minority interest expense of approximately $609 for the year ended December 31, 1995 and $98 for the six months ended June 30, 1996 as a result of the buyout by Fortress in May 1996 of the minority interest holding in one of its consolidated joint venture partnerships. An adjustment of approximately $45,000 for 1995 to increase cost of sales is recorded in order to recognize the amortization of the amount paid in excess of the minority interest liability. This adjustment is based on a per unit amortization amount applied to the units closed in each period presented.

(l)  Amortization of goodwill on a straight-line basis over fifteen years.

(m) An adjustment to reduce net income to determine earnings per share has been recorded in the amount of $110 and $55 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively to reflect the 11% cumulative preferred dividend based on the net liquidation value of the 11% cumulative preferred, convertible preferred stock issued at $100 per share ($.01 par value).

The weighted average number of common shares outstanding used to calculate pro forma net income per share is as follows:

                                                 SIX MONTHS
                                                    ENDED         YEAR ENDED
                                                JUNE 30, 1996  DECEMBER 31, 1995
                                                -------------  -----------------
Shares issued by Fortress prior to the
  Common Stock Offering                             2,230,500          2,230,500
Shares issued to the stockholders of the
  Founding Builders                                 6,233,875          6,233,875
Shares issued in the Offering to cover the
 cash portion of the purchase price to be
 paid in connection with the acquisition
 of the Founding Builders                             779,708            779,708
Shares issued in the Offering to acquire
  the Minority Interest                               169,098            169,098
Weighted average remaining shares issued
  to the public in the Offering                       422,951                  -
Weighted average shares issued from the
  Company's exercise of the overallotment              45,724                  -
                                                -------------  -----------------
                                                    9,881,856          9,413,181
                                                =============  =================

(n) Adjustment to remove the results of operations of the Company's Genesee Custom Homebuilding Division due to the sale of the division which closed with an effective date of July 1, 1996.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    THE FORTRESS GROUP, INC.



Dated: November 15, 1996            By: /s/ JAMES J. MARTELL, JR.
                                        -------------------------------------
                                        James J. Martell, Jr.
                                        President and Chief Executive Officer